EXHIBIT 3.1

                           Certificate of Amendment of
                         Certificate of Incorporation of
                               Chemed Corporation


         Chemed Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         Does hereby certify:

         First: that at a meeting of the Board of Directors of March 10, 2006, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         "RESOLVED: that the Certificate of Incorporation, as amended, of the Corporation be amended by striking Article IV thereof in its entirety and substituting in lieu thereof the following Article IV:

                  Article IV. The total number of shares of stock which the Corporation shall have authority to issue is Eighty Million (80,000,000) of which Eighty Million (80,000,000) shares shall be Capital Stock with a par value of One Dollar ($1.00) per share amounting in the aggregate to Eighty Million Dollars ($80,000,000.00)."

         Second: that thereafter, pursuant to resolution of its Board of Directors, an annual meeting of said Corporation was duly called and held on May 15, 2006 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         Third: that said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



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         IN WITNESS WHEREOF, said Chemed Corporation has caused this Certificate to be signed by its President and Chief Executive Officer and attested to by its Secretary this 15th day of May, 2006.

                                           CHEMED CORPORATION



                                           By: /s/ Kevin J. McNamara
                                               ---------------------------------
                                                Kevin J. McNamara, President and
                                                Chief Executive Officer


[SEAL]                                     Attest:


                                           By: /s/ Naomi C. Dallob
                                               ---------------------------------
                                                Naomi C. Dallob, Secretary